                                                                    EXHIBIT 10.1




                                BUSINESS PLAN OF





                                   [CMS LOGO]







                                 BEIJING, CHINA


                                    MAY 2005

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


                                                                    PAGE

1. CORPORATE SNAPSHOT                                                 1

2.   INTRODUCTION TO QUICKNET, THE NEW SUBSIDIARY                     2

3.   INTRODUCTION TO TELECOM VALUE-ADDED SERVICES (VAS)               3

4. THE MOBILE MARKET IN CHINA                                         4

5.   OUR TARGET MARKET: MOBILE SOLUTIONS FOR BUSINESS                 7

6. OUR FIRST APPLICATION: MOBILE MARKETING                            9

7. OUR NEW MARKET-READY SOLUTIONS                                    12

8. SALES APPROACH                                                    16

9. FUTURE SERVICES                                                   17

10. GROWTH BY ACQUISITIONS                                           19

11. MANAGEMENT AND ORGANIZATION                                      19

12.  OBJECTIVES AND USE OF PROCEEDS                                  22

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 1
--------------------------------------------------------------------------------


                              1. CORPORATE SNAPSHOT

STOCK MARKET SYMBOL:                    CHMS

TRADED EXCHANGE:                        OTCBB

RECENT STOCK PRICE:                     $0.45

SHARES ISSUED & OUTSTANDING:            15,826,670

MARKET MAKERS:                          14 ACTIVE

TARGET MARKET:                          CHINA

SECTOR:                                 TELECOM

MAJOR SERVICE:                          MOBILE SOLUTIONS FOR BUSINESSES

CUSTOMER BASE:                          >17,000 ENTERPRISES IN CHINA

HEAD OFFICE:                            CHINA MOBILITY SOLUTIONS INC.
                                        SUITE 900 -789 W. PENDER ST.
                                        VANCOUVER, BC V6C 1H2

CHINESE OPERATIONS:                     BEIJING

CONTACT:                                ANGELA DU, PRESIDENT

TELEPHONE:                              604.632.9638

FAX:                                    604.408.8515

WEB:                                    WWW.CHINAMOBILITYSOLUTIONS.COM

RECENT DEVELOPMENTS: China Mobility Solutions acquired a 51% interest in QuickNet Telecommunication Corp., a fast-growing provider of mobile business solutions to enterprises in China in 2004, and has an option to acquire the remaining 49%. In just over one and half year, this subsidiary has built a client base of more than 17,000 businesses and has generated sales of USD $4 million in 2004.


                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 2
--------------------------------------------------------------------------------

                  2. OVERVIEW OF CHINA MOBILITY SOLUTIONS INC.

         China Mobility Solutions Inc. announced in June 2004 that it had closed an acquisition agreement with the shareholders of QuickNet Telecommunication Corp. ("QuickNet"), a mobile enterprise services provider based in Beijing, China.

         Under the terms of the acquisition, China Mobility Solutions Inc. has issued 2,040,000 shares at a deemed price of US$1.50 per share to the shareholders of QuickNet, in exchange for 51% of the issued and outstanding shares of QuickNet. China Mobility Solutions also retains an option to acquire the remaining 49% of the QuickNet shares for US$4 million in cash and/or shares within the first year after the closing date of the acquisition, or for US$5 million in cash and/or shares within the second year after the closing date of the acquisition.

         QuickNet is one of the first companies to focus on mobile solutions for businesses in China. QuickNet's strategy of targeting corporate users is aimed at achieving a higher percentage of recurring revenue and better margins.

         The management of QuickNet consists of entrepreneurs with proven technical and management skills who have been involved in developing the national standards of billing and access systems for telecom service providers in China servicing China Unicom and China Mobile.

         QuickNet is one of a limited number of telecom VAS (value-added services) companies in China to obtain licenses for national SMS access numbers from mobile carriers China Unicom (9111) and China Mobile
         (1111), enabling it to offer its VAS services nationwide.

         The Company has developed a highly advanced mobile technology platform, with advanced database management, customer relationship management
         (CRM) and message auditing functionality.

         QuickNet launched its mobile enterprise services in July 2003 and quickly became cash flow positive by the end of 2003. The Company generated about USD$4 million of sales in 2004.

         China Mobility Solutions developed a database of over 500,000 corporate clients while operating its previous Chinese Internet technology business. With the acquisition of QuickNet, the Company will now be able to offer new mobile enterprise services to these clients.

         China Mobility Solutions is currently seeking up to US$12 million of funding to be used for the following: promoting its mobile solutions to businesses nationwide; establishing sales support offices in key urban centers in China; developing new solutions that are being demanded by enterprises; and acquiring other mobile companies that will deliver synergistic benefits.


                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 3
--------------------------------------------------------------------------------


             3. INTRODUCTION TO TELECOM VALUE-ADDED SERVICES (VAS)


         DEFINITION OF SMS

         The Short Message Service (SMS) is the ability to send and receive text messages to and from mobile telephones on digital GSM and CDMA networks. The text can comprise of words or numbers or an alphanumeric combination.

         Ring tones, pictures and logos can also be sent. Each short message is up to 160 characters in length when Latin alphabets are used and 70 characters in length when non-Latin alphabets such as Arabic and Chinese are used.

         If the receiver's phone is powered off or out of range, messages are stored in the network and are delivered at the next opportunity.

         BENEFITS OF SMS

         SMS is fast, as the receiver is able to read the message seconds after it is being sent.

         SMS is inexpensive, as the cost to the sender is typically very low (i.e., under US$0.05 per message) and the receiver does not pay for basic SMS services.

         SMS is convenient, as it is sent to cell phones, which are owned by a larger percentage of the population than PCs and are more readily accessible than PCs, especially in China and the developing world.

         SMS facilitates the sharing of different types of information. One of the most popular applications is the sharing of personal messages between friends. Also frequently sent are news, share prices, sports scores, weather, flight information, games, and test results.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 4
--------------------------------------------------------------------------------


                          4. THE MOBILE MARKET IN CHINA


         The Chinese economy has been among the fastest growing in the world for the past several years. China's economy withstood the effect of SARS and grew 9.1% in 2003. Growth matches that level in 2004 as well:

                                   [BAR CHART]

                               China GDP Growth %

                  2000      2001      2002      2003      2004
                  ----      ----      ----      ----      ----

                  8.1       7.3       8         9.1       9


         Not surprisingly then, China has one of the largest and fastest-growing telecom markets in the world, with the mobile phone sector in particular having become the world's biggest.


TELECOMMUNICATION INDUSTRY STATISTICS
AS AT YEAR END 2003

--------------------------------------------------------------------------------
BENCHMARK                                                 MEASURE
--------------------------------------------------------------------------------
Telecom Revenue                                           US$59 billion
--------------------------------------------------------------------------------
Completed Investments in Telecom Infrastructure           US$27 billion
--------------------------------------------------------------------------------
Fixed Line Telephone Subscribers                          263 million
--------------------------------------------------------------------------------
Mobile Phone Subscribers                                  269 million
--------------------------------------------------------------------------------
Average New Mobile Phone Subscribers Per Month            5 million
--------------------------------------------------------------------------------
GSM Subscribers                                           252 million
--------------------------------------------------------------------------------
CDMA Subscribers                                          17 million
--------------------------------------------------------------------------------
Internet Subscribers                                      78 million
--------------------------------------------------------------------------------
Fixed Line Telephone Penetration Rate                     20.3%
--------------------------------------------------------------------------------
Mobile Phone Penetration Rate                             20.9%
--------------------------------------------------------------------------------
Total SMS Sent in 2003                                    220 billion
--------------------------------------------------------------------------------



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 5
--------------------------------------------------------------------------------


         There are more than 300 million cellular phone customers in China according to the Ministry of Information Industry. This represents 23 cell phones for every 100 people in China. As many as nine million new users have registered in a single month.

         Three important milestones were reached in China in 2003, as emphasized by Finnish research firm NETS:

    1. Mobile subscribers surpassed that of fixed line for the first time in October 2003, reaching 256.9 million.

    2. The mobile penetration rate passed 20% nationwide and reached 60% in affluent cities of Beijing, Shanghai and Shenzhen.

    3. Mobile service has increasingly replaced fixed service in volume and percentage, now comprising more than half (52%) of the total telecom revenue.

         With the penetration rate just above 20% however, there is still considerable room for growth in the Chinese mobile market. Pacific Growth Equities of San Francisco foresees 500 million mobile phone users in China by 2007.

                                  [LINE CHART]


                             Mobile Phones in China

                            Millions of Subscribers

                  2002      2003      2004      2005      2006     2007
                  ----      ----      ----      ----      ----     ----

                  206       248       290       325       341      500


         Short Messaging Service is a phenomenon in Asia. According to state released figures, Chinese SMS usage accounts for 1/3rd of the world's traffic. MII figures show that China's 260 million mobile phone users sent a total of 220 billion SMS messages in 2003 to drive this booming "thumb economy."



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 6
--------------------------------------------------------------------------------

                                  [BAR GRAPH]

                             SMS Messages In China

                               Billions Per Year

                           2001      2002      2003
                           ----      ----      ----

                           19        90        239


         Growth has continued into 2004, as Chinese sent just under 15.7 billion short messages through their mobile phones during January, a rise of 91% over the same period last year. Chinese mobile phone users were estimated to have sent 10 billion SMS greetings during the seven-day Lunar New Year holiday alone, Xinhua news agency said. That is equal to
         7.7 messages for each of the country's 1.3 billion people.

         Total SMS revenues in China grew by 75% in 2003 to US$248 million. SMS revenue growth in China is projected by Pacific Growth Equities of San Francisco to be 60% in 2004.


                                  [BAR GRAPH]

                              SMS Revenue in China

                                  US$ Millions


                  2001      2002      2003      2004      2005     2006
                  ----      ----      ----      ----      ----     ----

                  750       1,300     2,400     4,500     8,500    17,000


         As an example, China Mobile Ltd's (China Mobile Communications Corp's listed arm in Hong Kong) revenue from its SMS business in 2003 surged 134% from the previous year.

         SMS has become a revenue generator for Internet Service Providers and Internet Content Providers, who received a total of US$333 million from SMS in 2003. That figure, according to the Xinhua News Agency, is expected to reach US$533 million in 2004.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 7
--------------------------------------------------------------------------------


                   5. CHINA MOBILITY SOLUTIONS' TARGET MARKET
                         MOBILE SOLUTIONS FOR BUSINESS

         Management's view is that being an "early bird" provider of mobile services to enterprises offers more growth potential than if China Mobility Solutions targeted the highly competitive consumer mobile market.

         Management's view is that existing VAS providers have not yet concentrated on the business user market because of the following reasons: a) They lack operational experience at generating revenue from enterprises; b) They do not possess the required technology; c) They lack the ability to easily access business customer information (China Mobility Solutions has a proprietary database of 500,000 enterprises)

         In China, as in Europe, much of the focus has been on SMS for individual or consumer use. It was natural that companies such as Sohu and Sina that started out as Internet portals would eventually offer SMS only to its mass-market base. Increasingly, however, providing mobile solutions for businesses is seen as a potentially more lucrative and less saturated market. One only has to look to Western Europe a leading indicator of what will soon be happening in China's mobile market.

         The mobile business market is set to increase to more than 80 million workers in Western Europe, penetrating close to 50% of the workforce by 2007. The research, conducted in February of 2003 by the independent analysts IDC, reveals the thriving acceptance of mobile solutions across Europe by businesses as they seek to boost productivity and profitability, while improving customer service.

         IDC's research, `Mobility in a Business Environment' asserts that the timing is ideal for businesses to decide upon mobile strategies and quickly benefit from the advantages it brings, with Return on Investment now clearly measurable from as little as three months after deployment. In addition, mobile operators are singled-out as the linchpin to a company's value chain and instrumental to the successful adoption of mobile solutions.

         Among the key findings of the research were the following:

         o Mobile workers in Western Europe will increase from 70 to 80 million users (50 per cent of workforce) by 2007, with mobile tasks becoming more mission-critical in nature

         o Small and medium-sized companies using mobile data solutions in Western Europe will increase from 2% to 20% by 2007.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 8
--------------------------------------------------------------------------------

         o The prerequisites for true mobile working are now in place with the necessary networks, devices, security levels and partnerships. Businesses should therefore consider mobile initiatives immediately in order to reap benefits.

         Lars Vesterguard, Research Manager, European Wireless & Mobile Communications, for IDC, said: "We believe that the time for implementing mobile solutions has never looked better, as all the prerequisites for mobile working now exist. Depending on the circumstances and needs, varying mobile solution offerings will deliver a range of tangible benefits from saved time to increased productivity and revenue, as well as the less tangible benefits such as positive customer perceptions and increased job satisfaction."

         Pyramid Research of Cambridge, Massachusetts has found that focus among operators in countries where SMS is already prevalent is evolving from the consumer segment to the business segment. Reasons for this shift include:

         o     A maturing consumer market

         o Wireless data growth, as "businesses are now waking up to the cost savings associated with mobile data such as increased employee productivity, improved customer response times and improved business processes as a result of speedier information access.

         o Enterprise customers deliver higher Average Revenue Per Subscriber ("ARPS") and more stable churn than individual users.

         o Enterprise users are, on balance, earlier adopters and larger spenders on new technology.

         Pyramid argues that mobile operators should capitalize on the opportunities in the Small and Medium Enterprises ("SME") market by aggregating the best-of-breed expertise of third party solution providers.

         China Mobility Solutions has established relationships with China Unicom and China's other mobile operators and is perfectly positioned to take advantage of the increasing need and demand for mobile business solutions.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 9
--------------------------------------------------------------------------------


                6. CHINA MOBILITY SOLUTIONS' FIRST APPLICATION:
                                MOBILE MARKETING

         Mobile marketing is the use of the mobile medium as a communications and entertainment channel between a brand and an end-user. Mobile marketing is the only personal channel enabling spontaneous, direct, interactive and/or targeted communications, any time, any place. Mobile marketing can be used in a wide variety of ways:

         o     For customer acquisition

         o     For customer retention

         o     For loyalty building

         o     As a sales promotion tool

         o     To support product launches

         o     To raise brand awareness

         o     For internal communications

         o     As a redemption / coupon tool

         o     For direct marketing

         o As an effective business to business communications vehicle o As an additional revenue stream

         o     To be able to offer time / location specific offers

         o     As a channel for delivering ring tones and logos

         Mobile marketing is growing in popularity. In Asia, eMarketer reports that 39% of mobile phone users have received SMS messages from advertisers, 36% in Europe and only 8% in the U.S. These figures point to a strong and growing trend among advertisers to embrace mobile marketing in different parts of the world and for consumers to be fairly receptive to it.

         Jonathan Linner of Enpocket, writing in iMediaConnection in April 2004, describes why SMS advertising - China Mobility Solution's existing application that it has offered to businesses since the summer of 2003
         - is so attractive to companies:

         "The mobile phone is the first truly personal medium -- always held, always on -- and it opens up many new opportunities for marketers. Done correctly and responsibly, mobile marketing can drive a high level of response and consumer action while building brand recognition, loyalty and sales in a cost-effective manner."



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 10
--------------------------------------------------------------------------------


         "The cost-per-contact in mobile marketing is a fraction of comparable costs in traditional marketing channels, such as direct mail and call centers. For example, the cost per contact for direct mail begins at $1 and can run into the tens of dollars, while SMS carries a cost per contact of only 15 cents (even less in China)."

         "In traditional marketing channels, such as television, there is a huge allowance for wastage, as only a small percentage actually responds to the advertisement. On the other hand, the combination of mobile marketing's predictive models and dynamic profiling ensure that a company interacts only with the 10 percent of its customers actually interested in its products. The cost savings associated with radically-lower wastage in mobile marketing are remarkable."

         "In addition to reducing wastage, the increased relevance of mobile marketing solutions increases response rates. Average response rates for campaigns reach beyond 15% -- compared to less than 1% for traditional direct marketing campaigns."

         "Finally, the average cost of buying and sending a targeted SMS message is less than the cost of a stamp, and there are no production costs. So, there is great opportunity for delivering ROI that is superior to direct mail -- which incurs costs for list rental, postage, envelopes and printed letters or other enclosures."

         A study by Jupiter Research confirmed the effectiveness of SMS advertising. SMS has shown to be more than twice as effective as direct mail. An average SMS campaign generates a 15% response rate, compared with less than half that amount for direct mail. The survey also found that 94% of all advertising text messages are read. Furthermore, 23% are forwarded or shown to other users. As a result an average of 8% reply to the text message and 6% visit a Web site mentioned in the text.

         Some consumers will tolerate ads and some will not. The issue of spam is one that is being addressed in the U.K. and the U.S. by the Mobile Marketing Association and by the MII in China. "All disturbing SMS should be eradicated to help standardize the market and ensure the healthy development of the industry," said Chen Jinqiao, director of the Chinese Academy of Telecommunications Research under the Ministry of Information Industry (MII).



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 11
--------------------------------------------------------------------------------


         By keeping messages small, by providing a benefit to the receiver, and by sending to companies that are already in China Mobility Solution's database, the Company is avoiding the perception that the messages it sends for its clients are "spam". Recent research conducted by the Wireless Internet Panel in Europe indicates that consumers' first reaction is to reject SMS advertising. However 64% of the same respondents changed their attitude if the SMS advertisements offered the candidate some benefit (e.g., provides information, inform receivers of promotions). The best way for marketers to distance themselves from spam, according to the Mobile Marketing Association, is to give consumers choice, control, constraint and confidentiality while insuring that they only receive relevant information.

         The Management of China Mobility Solutions is drawing upon successful examples of SMS advertising in other countries to make its offerings in China more valuable to its clients and well received by mobile phone users.

         Some examples of positive SMS campaigns include:

         o Pepsi ran a "SMS Live Concert Promotion" competition in Australia, which was conducted on Channel 10's Pepsi Live program on Saturday evening and Sunday morning. Viewers had to send an SMS with their name and a unique keyword to enter a draw to win tickets to the Melbourne or Sydney Rumba festival. The competition was only promoted for 50 seconds during each program, but 6,500 entries were received.

         o The Gossard women's clothing company used SMS to raise awareness of a new line of apparel. Mobile phone users were asked to type in a code to receive a (pound)1 coupon. 20,000 coupons were requested in the first two weeks, plus there was significant data collection of names and addresses for further information.

         o Chrysler used SMS advertising to generate leads for test drive bookings, by sending an SMS to over 21's living within 25km of one of the 32 Smart dealerships across the UK. The first 800 messages sent led to the sale of three Smart cars. The first 20,000 messages resulted in 1,500 test drives. Chrysler considered this to be an extremely successful and cost effective campaign.

         o In London, successful trials were held of a location based taxi-hailing service using GPS and mobile triangulation technologies. The solution included voice taxi hailing plus SMS customer recruitment, driver and customer CRM.

         Since launching its mobile marketing services last July, the Company has served over 17,000 customers and had collected about US$4 million in sales from customers in 2004.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 12
--------------------------------------------------------------------------------


                        7. CHINA MOBILITY SOLUTIONS' NEW
                             MARKET-READY SOLUTIONS

         China Mobility Solutions is working in cooperation with China's major mobile carriers, China Unicom and China Mobile, to provide mobile solutions for corporate customers.

         Chinese companies in many different industries have a need for mobility services. Only telecom VAS providers have access to mobile carriers networks, so most of the 30 million enterprises in China could not be able to access mobile carriers networks, thus creating a demand for a "hub" that China Mobility Solutions has already built for Chinese companies. Rather than creating their own platforms to access the carriers' networks (and thus the country's cellular population), the companies will be able to access China Mobility Solutions' platform for a fee. China Mobility Solutions will act as the link between the companies and the carriers.

         The Company's platform has been developed using the C programming language to facilitate high speed, create a more stable system, secure intellectual rights protection, and provide complicated functions. The platform can be connected to using WAP or GPRS on digital GSM and CDMA networks. The platform is compatible with the carriers' networks, as it supports all bands - GSM, CDMA, GPRS and future 3G.

         The following diagram illustrates the architecture of our platform:

                 CHINA MOBILITY SOLUTIONS' PLATFORM ARCHITECTURE


                        ----------------------------------

                                  SMES' Servers

                        ----------------------------------
                                        |
                                        |
                                       \|/
                        ----------------------------------

                        China Mobility Solutions' Platform

                        ----------------------------------
                                |             /|\
                                |              |
                               \|/             |
                        ----------------------------------

                                Mobile Carriers
                                 WAP, GPRS, SMS

                        ----------------------------------
                                |             /|\
                                |              |
                               \|/             |
                        ----------------------------------

                                    End Users
                                 WAP, GPRS, SMS

                        ----------------------------------



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 13
--------------------------------------------------------------------------------


         China Mobility Solutions' platform is aimed at providing a solution for clients to access their staff, customers, suppliers and partners to obtain information from their mobile phones without having to develop the technology themselves. The end users can load, edit, delete, read and share corporate information.

         The Company's technical team has successfully completed the technology to offer business solutions in four additional areas as well. These are:

o        Office Automation Solutions

o        Mobile Banking

o        Mobile Tax Services

o        SMS-based Services for Police

         China Mobility Solutions will receive annual fees for providing corporate clients with access to its technology/hub and for providing a certain amount of airtime. The mobile carrier will bill users a traffic fee for each SMS sent over its network.

         The sending of clients' information will generate significant SMS traffic over the mobile phone networks. As a result, China Mobility Solutions will become increasingly important to the mobile carriers in China.

         Descriptions of each type of service offering are below:

         OFFICE AUTOMATION SOLUTIONS

------------------------------------------------------------------------------------------------------
Status:                                     Market Ready
------------------------------------------------------------------------------------------------------
Costs to Launch:                            4 million RMB (US$480,000) for fixed assets and marketing
Steps to Launch:                            Raise funds, approach companies through agents
Target Market:                              Small, medium and large businesses
Fee Per Year to Client:                     5,000 RMB (US$600)
Projected # of Clients, Year 1:             2,000
Projected Revenue, Year 1:                  US$1,200,000
Projected Pre-Tax Profit, Year 2:           US$1,800,000
------------------------------------------------------------------------------------------------------

         Our office automation solutions will benefit clients in the areas of CRM, sales force management, communications and inventory. It is the next mobile business solution to be rolled out and will be given significantly higher emphasis in terms of resources allocated than the other three solutions given its higher projected revenues.

         Our technology will facilitate the sending of messages and notices to employees and customers.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 14
--------------------------------------------------------------------------------


         Managers will be able to approve checks and other enquiries that are submitted by employees via their cell phones.

         Managers and salespeople will be able to check inventories and arrange deliveries via SMS.

         Companies will be able to send out service information, accept customer enquiries and reply to customer questions via SMS.

         MOBILE BANKING

-------------------------------------------------------------------------------------------------------
Status:                                     Market Ready
-------------------------------------------------------------------------------------------------------
Costs to Launch:                            1.5 million RMB (US$180,000) for fixed assets and marketing
Steps to Launch:                            Raise funds, approach banks through agents
Target Market:                              Customers of banks
Fee Per Year to Client:                     3,000 RMB (US$360)
Projected # of Clients, Year 1:             1,000
Projected Revenue, Year 1:                  US$360,000
Projected Pre-Tax Profit, Year 2:           US$435,000
-------------------------------------------------------------------------------------------------------

         Our mobile solutions will allow customers of bank to check their account information, make transactions and be informed of new services.

         Information that can be accessible via SMS includes account balances, recent transactions, interest rates and exchange rates.

         Customers will be able to transfer funds between their bank accounts, make bill payments and report lost or stolen cards.

         Business customers of checks will be able to certify checks through their mobile phones.


         SMS-BASED SERVICES FOR POLICE


-------------------------------------------------------------------------------------------------------
Status:                                     Market Ready
Costs to Launch:                            1.25 million RMB (U$150,000) for fixed assets and marketing
Steps to Launch:                            Raise funds, approach police departments
Target Market:                              Police Departments
Fee Per Year to Client:                     5,000 RMB (US$600)
Projected # of Clients, Year 1:             500
Projected Revenue, Year 1:                  US$300,000
Projected Pre-Tax Profit, Year 2:           US$360,000
-------------------------------------------------------------------------------------------------------


                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 15
--------------------------------------------------------------------------------


         There are several functions that police stations will be able to perform through their cell phones once they implement our solution.

         For example, the departments will be able to provide information on fines and fine payments, and deliver traffic information.

         The mobile solution of the Company will also be beneficial for force management, specifically through location-based tracking and monitoring of officers and police cars.

         The solution provided to the police stations will also include the base components of our Office Automation package.


         MOBILE TAX SERVICES

--------------------------------------------------------------------------------------------------------
Status:                                     Market Ready
Costs to Launch:                            1.25 million RMB (U$150,000) for fixed assets and marketing
Steps to Launch:                            Raise funds, approach tax offices
Target Market:                              Tax Offices
Fee Per Year to Client:                     2,000 RMB (US$240)
Projected # of Clients, Year 1:             1,000
Projected Revenue, Year 1:                  US$240,000
Projected Pre-Tax Profit, Year 2:           US$290,000
--------------------------------------------------------------------------------------------------------

         This solution will be similar to our Office Automation package, but will be tailored to government tax offices.

         Tax offices will be able to provide and manage messages to staff and to tax filers.

         Customer support will be a key function enhanced by our solution, as the offices will be able to send out notices about filing deadlines and respond to people's enquiries.

         Tax officers will be able to submit and access tax reports by cell phone, even when away from their offices.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 16
--------------------------------------------------------------------------------


                                8. SALES APPROACH

         The Company will use four outlets to approach the market for its business solutions:

         AGENTS

         Xin Hai, a previous subsidiary of China Mobility Solutions Inc., received its ISP license in 1997 and by 2003 was generating US$7 million in annual sales from domain name registration and web hosting, making it one of the largest companies in China in that space. Xin Hai utilized over 8,000 agents in marketing its services to business users. China Mobility Solutions Inc. will employ a similar strategy and will draw upon its existing relationships with these agents to quickly build up an extensive nationwide sales network for its mobile solutions. This approach has already proven to be successful in the SMS market; as to date we have primarily made sales for our mobile marketing services via advertising agencies.

         MOBILE CARRIERS

         The Company has negotiated a deal with China Unicom to co-market its mobile solutions to enterprises. Similar agreements are being discussed with the other mobile carriers.

         Because of its extensive connections and influence, leads introduced by China Unicom are expected to be especially helpful to the Company when approaching the police, banks and tax office segments. It is anticipated that we will secure meetings with the regional heads of such organizations, after being introduced by China Unicom, and that these regional heads would then adopt our solutions throughout its organization.

         IN-HOUSE SALES STAFF

         China Mobility Solutions has access to the database of 500,000 enterprises in China to which our previous subsidiary, Xin Hai, had previously provided web-based services. Through direct mail, advertising, telephone calling and SMS, the expanding in-house sales staff will contact many of these companies. These companies are all potential customers of China Mobility Solutions and because we have demographic details on these companies, we will be able to use this information to provide targeted campaigns for our mobile marketing clients. The database also provides us with an opportunity for sales leads nationwide, as the 500,000 enterprises are distributed geographically as follows:



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 17
--------------------------------------------------------------------------------


                                   [PIE CHART]


Beijing        Guangdong      Shanghai       Jiangsu        Zhejiang       Other
-------        ---------      --------       -------        --------       -----

16%            12%            8%             7%             8%             49%


         SALES SUPPORT OFFICES

         As it did with Xin Hai, management of China Mobility Solutions Inc. plans to set up small sales support offices across China, to enhance local presence, customer support and responsiveness.


                               9. FUTURE SERVICES

         Management of the Company is aware of the success achieved by companies elsewhere in the world in introducing mobile solutions to the market.

         For example:

         China Everbright Bank has teamed with a Chinese ISP to launch a new SMS banking service, reported Mobile Commerce World in February of 2004. The SMS banking service is targeted at credit loan clients, who receive a SMS that shows their bank account balance and reminds them of loan repayment.

         In another example of how text messaging is used by business, Japan's top mobile carrier NTT DoCoMo will allow its 321,000 shareholders to cast their votes at the next shareholders' meeting via the company's Internet-capable cellular phones, according to a March 2004 article by the AP.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 18
--------------------------------------------------------------------------------


         Text messaging is now becoming an accepted medium for business communications, overtaking older, well-established technologies such as pagers. UK companies are starting to rely on SMS more than any other medium to communicate mission-critical and real-time information to employees, partners and customers, according to a survey conducted by Topcall and reported by ZDNet in July of 2003.

         International Aviva Life Insurance has recently launched an SMS-based service in India, informing customers about premium payments and the policy status on their cell phones. "Updating policyholders about their policies as well as informing them about Aviva Life Insurance products, is another step towards improving customer services", reported The Times of India in July of 2003.

         Even in the U.S., companies increasingly are using SMS to communicate vital business information to mobile executives, sales reps, field technicians and customers. According to June of 2003 research by Topcall, the top 10 business applications of the technology so far are:

         1)    Alerting mobile technicians to system errors

         2)    Alerting mobile execs to urgent voice messages


         3) Confirming with mobile sales personnel that a faxed order was received

         4)    Informing travelers of delays and changes

         5)    Enabling contract workers to receive and accept project offers

         6)    Keeping stock traders up to date on urgent stock activity

         7)    Reminding data services subscribers about daily updates

         8)    Alerting doctors to urgent patient situations

         9) Letting mobile sales teams input daily sales figures into corporate database

         10) Sending mobile sales reps reminders of appointments and other schedule details

         At the Mobile Vodafone Expo in Spain in March 2004, visitors to the exhibition were able to view and experience a number of different types of mobile business applications, including: security solutions; automated location solutions; sales management applications; telemetry systems for the remote control of devices and machines; and electronic administration systems.

         Management is evaluating these and other solutions and will offer the most promising ones to its Chinese customers. For example, some solutions that are currently being developed by the Company and that Management anticipates bringing to market in 2005 include:

o        Mobile Solutions for Education Providers

o        Mobile Insurance Services

o        Mobile Traffic Information

o        SMS Securities Services



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 19
--------------------------------------------------------------------------------



                           10. GROWTH BY ACQUISITIONS

         China Mobility Solutions Inc. plans to grow organically but also to grow by acquiring other Chinese mobile companies that will complement the services offered by us.

         Management has already initiated preliminary review of several companies that would deliver significant synergies, revenue and profits if acquired by China Mobility Solutions Inc. These include:

         A "little smart" phone operator in Tianjin. Two out of every three new fixed-line subscribers in China are Little Smart users. Little Smart users pay about one-fourth of what regular cellular subscribers do for calls allowing people on lower incomes to get a wireless service. A Little Smart handset looks like a cell phone and, for the most part, works like a cell phone: users can make calls and send text messages just as they can with a standard cell phone. Technically, however, Little Smart is a limited-mobility extension of the fixed-line phone network. The only functional difference from cellular phones is that Little Smart users can't roam beyond their home cities. The biggest operator for little smart phone is China Net Com who just went public in Hong Kong and US last month. With the funding China Net Com raised from these two markets, there will be a even stronger growth in little smart phone market.

         A mobile billing system provider

         An SMS stock messaging service


                         11. MANAGEMENT AND ORGANIZATION

         A highly qualified and experienced team of individuals manages China Mobility Solutions. From its previous Internet services business, China Mobility Solutions (led by CEO Xin Wei and President Angela Du) set up branches in 19 cities in China, managed more than 200 employees, and generated approximately U$7 million in sales in 2003.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 20
--------------------------------------------------------------------------------


         Our Vice-President in China, Michael Liu, was previously president of a major investment company. Our CTO, Frank Wu, was a senior executive for Motorola.

         THE COMPANY'S OPERATIONS MANAGEMENT

         Xin Wei, Chief Executive Officer

         Mr. Wei is the co-founder of China Mobility Solutions Inc. He has a computer science background and started his own business before he graduated from university. He has been president of several companies in China, including both domestic and Sino-foreign joint venture companies in China. Mr. Wei has a broad network amongst government authorities and within telecommunication industry. He is also experienced in building up a major Internet services business in China, having successfully operated Xinhai Technology and Development Corp., an Internet value added company, that within three years became the largest in Web hosting and domain name registration business in China.


         Michael Liu, Vice President of China Operation

         Mr. Liu was President of an Investment Company owned by the Beijing Municipal Planning and Management Committee and was President of Beijing Sitech Corp. before he co-founded QuickNet. Mr. Liu received his Masters degree in Finance from The Central University of Finance and Economics in Beijing.

         Frank Wu, Chief Technology Officer

         Mr. Wu was Senior Manager of Motorola China's Computer Department for many years. He was involved in developing the national standards of billing and access systems for telecom service providers in China and was involved in establishing the standard (SGIP) for China Mobile in 2000. In 2001, he helped establish the standard for China Unicom's SMS and other mobile value added services. Mr. Wu received his Master's degree from the Telecommunication Science and Technology Research Institution.

         THE COMPANY'S BOARD OF DIRECTORS

         Angela Du, President

         Ms. Du received a Master of Science in Finance and Management Science in 1996 from the University of Saskatchewan Canada. She has been President of Infornet Investment Corp, the Company's wholly owned subsidiary in Canada, since 1997. She was one of the founders of China Mobility Solutions and successfully run the domain name registration and web hosting business in China. She was the President of the Company from 1997 to 1999, and from 2003 to now.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 21
--------------------------------------------------------------------------------


         Ernest Cheung, Director and Secretary

         Mr. Cheung has been a Director of China Mobility Solutions Inc. since 2002. He received a MBA in Finance and Marketing from Queen's University, Ontario in 1975. From 1991 to 1993 he was Vice President of Midland Walwyn Capital, Inc. of Toronto, Canada, which is now Merrill Lynch Canada. He has served as a director of several public companies.

         Recently two new individuals have been added to the Board of Directors of the Company and their presence will provide China Mobility Solutions Inc. with additional senior expertise.

         Greg Ye, MBA, CPA - Director.

         Mr. Ye brings 12 years of management, consulting and investment experience in a broad range of business and technology disciplines. He is currently in charge of developing and implementing corporate strategies as Group Director of Strategic Marketing for Cadence Design Systems Inc, the world's 9th largest software company, listed on both the NYSE and NASDAQ. Previously, he worked for Cisco Systems as a market development manager and PricewaterhouseCoopers, where he spent six years advising high-tech. companies based in the U.S. and Asia. He co-founded a Silicon Valley based incubator for high-tech companies in China in 1999 and serves as an advisor for several other high-tech. start-up companies in the U.S. Mr. Ye received his MBA from Harvard Business School and his BSEE from Shanghai Jiao Tong University, China. He is a Certified Public Accountant and a Certified Management Accountant.

         Michael J.P. Moen, Director

         Mr. Moen, recently a Senior Vice President in U.S. Institutional Sales for Burlington Capital Markets in New York, has spent the past several years with some of the most prestigious firms on Wall St. Previous positions include US Institutional Sales - Senior Analyst for Goldman Sachs, a Buyside Trader for CIBC World Markets, and Retail Equity Sales for Salamon Smith Barney. Previously he was an Accountant with Moen & Company Chartered Accountants of Vancouver. Mr. Moen earned his Master of Business Administration in International Finance from the University of Southern Europe and his Bachelor of Accounting from the University of Minnesota.



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 22
--------------------------------------------------------------------------------


         THE COMPANY'S ORGANIZATIONAL STRUCTURE

         It is Management's view that few companies in China can match the ability of the team assembled by China Mobility Solutions Inc. The 10-person R&D team and the 20-person technical support team are capable of planning, designing and implementing a multitude of mobile solutions for business.

         The Company's current focus is in building up its sales and marketing departments by adding more in-house salespeople, customer service support staff and marketing agents.

----------------------------------------------------------------------------------------------------------
Department                          Current # of Staff                 Post-Financing # of Staff
----------------------------------------------------------------------------------------------------------
Management                                          5                                  7
----------------------------------------------------------------------------------------------------------
Administration                                      5                                  9
----------------------------------------------------------------------------------------------------------
R&D                                                 10                                 20
----------------------------------------------------------------------------------------------------------
Technical Support                                   20                                 50
----------------------------------------------------------------------------------------------------------
Marketing                                           5                                  10
----------------------------------------------------------------------------------------------------------
Sales                                               25                                 40
----------------------------------------------------------------------------------------------------------
Total                                               70                                136
----------------------------------------------------------------------------------------------------------


                       12. OBJECTIVES AND USE OF PROCEEDS

         Management of China Mobility Solutions has set the following objectives for the next twelve months.


         OBJECTIVE #1

         Raise US$12 million of equity into China Mobility Solutions. Cost of Objective #1: US$1,200,000

         OBJECTIVE #2

         Acquire the fixed assets and spend the marketing expenses required to launch its next four mobile business solutions - Office Automation Solutions, Mobile Banking, Mobile Tax Services, and SMS-based Services for Police - into the market. Cost of Objective #2: US$1,000,000



                                   [CMS LOGO]

                 BUSINESS PLAN OF CHINA MOBILITY SOLUTIONS INC.
                                     PAGE 23
--------------------------------------------------------------------------------



         OBJECTIVE #3

         Aggressively market the existing and new solutions of the Company through increased advertising and a larger sales force. Cost of Objective #3: US$1,500,000

         OBJECTIVE #4

         Open 15 sales support offices across China. Cost of Objective #4:
         US$1,000,000

         OBJECTIVE #5

         Expend R&D funds on enhancing existing mobile solutions and on developing new mobile solutions for businesses, including acquires software from third party. Cost of Objective #5: US$1,000,000 - US$2,000,000

         OBJECTIVE #6

         Identify, analyze and finalize opportunities for the acquisition of other mobile companies in China that would deliver synergistic benefits. We plan to acquire the rest 49% ownership of Beijing QuickNet before the end of this March. Cost of Objective 6: up to US$4,000,000

         OBJECTIVE #7

         Reserve funds for general working capital. Cost of Objective 7:
         US$1,500,000

         TOTAL COST OF ABOVE OBJECTIVES: about US$12 million



                                   [CMS LOGO]